MICRON TECHNOLOGY, INC.

                                   Exhibit 11

                         Computation of Per Share Amounts
                (Amounts in millions except for per share amounts)


                                               December 1,    December 2,
Quarter Ended                                     1994           1993
- -------------------------------------------------------------------------
PRIMARY

  Weighted average shares
     outstanding                                   102.0          100.5

  Stock options using average market price           3.4            3.0
                                                --------       --------
  Total shares                                     105.4          103.5
                                                ========       ========

  Net income                                    $  159.3       $   67.5
                                                ========       ========

  Per share amount                                 $1.51          $0.65
                                                   =====          =====


FULLY DILUTED

  Weighted average shares outstanding              102.0          100.5

  Stock options using greater of average or
     ending market price                             3.6            3.0
                                                --------       --------
  Total shares                                     105.6          103.5
                                                ========       ========

  Net income                                    $  159.3       $   67.5
                                                ========       ========

  Per share amount                                 $1.51          $0.65
                                                   =====          =====


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